UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 8, 2013

QUALSTAR CORPORATION

(Exact name of registrant as specified in its charter)

California	000-30083	95-3927330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990-B Heritage Oak Court, Simi Valley, CA	93063
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (805) 583-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Qualstar Corporation (“Qualstar” or the “Company”) appointed Philip G. Varley to the position of Chief Financial Officer effective as of April 8, 2013. Mr. Varley commenced his new position with Qualstar on April 10, 2013.

Mr. Varley, age 54, was President of the Barrington Group in Denver, Colorado, a consulting firm specializing in financial and operational management services, from 2002 until 2013.  While at Barrington he served as Chief Financial Officer of DemandPoint Inc., a supply chain optimization company, and in financial executive capacities at other private companies.  Previously, Mr. Varley served as Director of Finance for a division of The McGraw Hill Companies and as an Audit Manager with Ernst and Whinney. Mr. Varley is a Chartered Accountant (UK) and holds an active CPA license.  He earned his MBA from the University of Denver in Colorado.

Under the terms of his employment with Qualstar, Mr. Varley will receive salary at the rate of $185,000 per year and will be eligible for an incentive bonus, based on the achievement of certain goals and objectives to be established by the Company from time to time, with a potential target incentive bonus of 25% of his base salary. Subject to approval by the Board of Directors of the Company, Mr. Varley will receive stock options to purchase up to 20,000 shares of the Company’s common stock with an exercise price at the fair market value as of the date of grant, with a four-year vesting schedule.

The Company issued a press release on April 9, 2013 announcing the hiring of Mr. Varley, a copy of which is filed as an exhibit to this report.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

99.1	Press release dated April 9, 2013, announcing the appointment of Philip Varley as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALSTAR CORPORATION

April 12, 2013	By:	/s/ Lawrence D. Firestone
Lawrence D. Firestone Chief Executive Officer and President